Exhibit 23.2

KPMG LLP

Two Financial Center 60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 16, 2026, with respect to the consolidated financial statements of Agenus Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

July 17, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.